Exhibit (14)

Model Plan Document


Form 5305-SIMPLE
(October 1996)

Department of the Treasury
Internal Revenue Service

Savings Incentive Match Plan for
Employees of Small Employers (SIMPLE)
(for Use With a Designated Financial Institution)
________________________________________________________________

__________________________establishes the following SIMPLE plan
  Name of Employer

under section 408(p) of the Internal Revenue Code and pursuant to the instructions contained in this form.
_________________________________________________________________
Article I-Employee Eligibility Requirements (Complete appropriate box(es) and blanks-see instructions)
_________________________________________________________________

1. General Eligibility Requirements. The Employer agrees to permit salary reduction contributions to be made in each calendar year to the SIMPLE individual retirement account or annuity established at the designated financial institution (SIMPLE IRA) for each employee who meets the following requirements (select either 1a or 1b):

 a __ Full Eligibility.  All employees are eligible.

 b __ Limited Eligibility. Eligibility is limited to employees who are described in both (i) and (ii) below:

   (i) Current compensation. Employees who are reasonably expected to receive at least $______ in compensation (not to exceed $5,000) for the calendar year.

  (ii) Prior compensation.  Employees who have received at least
       $______ in compensation (not to exceed $5,000) during any _____ calendar year(s) (insert 0, 1, or 2) preceding the calendar year.

2. Excludable Employees (OPTIONAL)
   __ The Employer elects to exclude employees covered under a collective bargaining agreement for which retirement
      benefits were the subject of good faith bargaining.
_________________________________________________________________


Article II-Salary Reduction Agreements (Complete the box and blank, if appropriate-see instructions.)
_________________________________________________________________
1. Salary Reduction Election. An eligible employee may make a salary reduction election to have his or her compensation for each pay period reduced by a percentage. The total amount of the reduction in the employee's compensation cannot exceed $6,000* for any calendar year.

2. Timing of Salary Reduction Elections

  a. For a calendar year, an eligible employee may make or modify a salary reduction election during the 60-day period immediately preceding January 1 of that year. However, for the year in which the employee becomes eligible to make salary reduction contributions, the period during which the employee may make or modify the election is a 60-day period that includes either the date the employee becomes eligible or the day before.

  b. In addition to the election periods in 2a, eligible employees may make salary reduction elections or modify prior elections ___________________ (If the Employer chooses this option, insert a period or periods (e.g. semi-annually, quarterly, monthly, or daily) that will apply uniformly to all eligible employees.)

  c. No salary reduction election may apply to compensation that an employee received, or had a right to immediately receive, before execution of the salary reduction election.

  d. An employee may terminate a salary reduction election at any time during the calendar year. __ If this box is checked, an employee who terminates a salary reduction election not in accordance with 2b may not resume salary reduction contributions during the calendar year.
_________________________________________________________________
Article III-Contributions (Complete the blank, if appropriate-see instructions)
_________________________________________________________________
1. Salary Reduction Contributions. The amount by which the employee agrees to reduce his or her compensation will be contributed by the Employer to the employee's SIMPLE IRA.

2. Other Contributions

  a. Matching Contributions

    (i) For each calendar year, the Employer will contribute a matching contribution to each eligible employee's SIMPLE
        IRA equal to the employee's salary reduction contributions up to a limit of 3% of the employee's compensation for the calendar year.

   (ii) The Employer may reduce the 3% limit for the calendar year in (i) only if:

        (1) The limit is not reduced below 1%; (2) The limit is not reduced for more than 2 calendar years during the 5-year period ending with the calendar year the reduction is effective; and (3) Each employee is notified of the reduced limit within a reasonable period of time before the employees' 60-day election period for the calendar year (described in Article II, item 2a).

  b. Nonelective Contributions

    (i) For any calendar year, instead of making matching contributions, the Employer may make nonelective contributions equal to 2% of compensation for the calendar year to the SIMPLE IRA of each eligible employee who has at least $_____ (not more than $5,000) in compensation for the calendar year. No more than $160,000* in compensation can be taken into account in determining the nonelective contribution for each eligible employee.

   (ii) For any calendar year, the Employer may make 2% nonelective contributions instead of matching contributions only if:

        (1) Each eligible employee is notified that a 2% nonelective contribution will be made instead of a matching contribution; and

        (2) This notification is provided within a reasonable period of time before the employees' 60-day election period for the calendar year (described in Article
            II, item 2a)

3. Time and Manner of Contributions

  a. The Employer will make the salary reduction contributions
     (described in 1 above) to the designated financial institution for the IRAs established under this SIMPLE plan no later than 30 days after the end of the month in which the money is withheld from the employee's pay. See instructions.

  b. The Employer will make the matching or nonelective contributions (described in 2a and 2b above) to the designated financial institution for the IRAs established under this SIMPLE plan no later than the due date for filing the Employer's tax return, including extensions, for the taxable year that includes the last day of the calendar year for which the contributions are made.
_________________________________________________________________
Article IV-Other Requirements and Provisions
_________________________________________________________________
1. Contributions in General. The Employer will make no contributions to the SIMPLE IRAs other than salary reduction contributions (described in Article III, item 1) and matching or nonelective contributions (described in Article III, items 2a and 2b).

2. Vesting Requirements. All contributions made under this SIMPLE plan are fully vested and nonforfeitable.

3. No Withdrawal Restrictions. The Employer may not require the employee to retain any portion of the contributions in his or her SIMPLE IRA or otherwise impose any withdrawal restrictions.

4. No Cost Or Penalty For Transfers. The Employer will not any cost or penalty on a participant for the transfer of the participant's SIMPLE IRA balance to another IRA.

5. Amendments To This SIMPLE Plan. This SIMPLE plan may not be amended except to modify the entries inserted in the blanks or boxes provided in Articles I, II, III, VI, and VII.

6. Effects Of Withdrawals and Rollovers

  a. An amount withdrawn from the SIMPLE IRA is generally includible in gross income. However, a SIMPLE IRA balance may be rolled over or transferred on a tax-free basis to another IRA designed solely to hold funds under a SIMPLE plan. In addition, an individual may roll over or transfer his or her SIMPLE IRA balance to any IRA on a tax-free basis after a 2-year period has expired since the individual first participated in a SIMPLE plan. Any rollover or transfer must comply with the requirements under section 408.

  b. If an individual withdraws an amount from a SIMPLE IRA during the 2-year period beginning when the individual first participated in a SIMPLE plan and the amount is subject to the additional tax on early distributions under section 72(t), this additional tax is increased from 10% to 25%.
_________________________________________________________________
Article V-Definitions
_________________________________________________________________
1. Compensation

  a. General Definition of Compensation. Compensation means the sum of the wages, tips, and other compensation from the Employer subject to federal income tax withholding (as described in section 6051(a)(3)) and the employee's salary reduction contributions made under this plan, and, if applicable, elective deferrals under a section 401(k) plan, a SARSEP, or a section 403(b) annuity contract and compensation deferred under a section 457 plan required to be reported by the Employer on Form W-2 (as described in section 6058(a)(8)).

  b. Compensation for Self-Employed Individuals. For self-employed individuals, compensation means the net earnings from self-employment determined under section 1402(a) prior to subtracting any contributions made pursuant to this plan on behalf of the individual.

2. Employee. Employee means a common-law employee of the Employer. The term employee also includes a self-employed individual and a leased employee described in section 414(n) but does not include a nonresident alien who received no earned income from the Employer that constitutes income from sources within the United States.

3. Eligible Employee. An eligible employee means an employee who satisfies the conditions in Article I, item 1 and is not excluded under Article, item 2.

4. Designated Financial Institution. A designated financial institution is a trustee, custodian, or insurance company (that issues annuity contracts) for the SIMPLE plan that receives all contributions made pursuant to the SIMPLE plan and deposits those contributions to the SIMPLE IRA of each eligible employee.
_________________________________________________________________
Article VI-Procedures for Withdrawal (The designated financial institution will provide the instructions (to be attached or inserted in the space below) on the procedures for withdrawals of contributions by employees.)
_________________________________________________________________
Article VII-Effective Date
_________________________________________________________________
This SIMPLE plan is effective ______________. (See instructions.)

____________________________  ___________________________________
Name of Employer              By:  Signature           Date

____________________________  ___________________________________
Address of Employer           Name and title

The undersigned agrees to serve as designated financial institution, receiving all contributions made pursuant to this SIMPLE plan and depositing those contributions to the SIMPLE IRA of each eligible employee as soon as practicable. Upon the request of any participant, the undersigned also agrees to transfer the participant's balance in a SIMPLE IRA established under this SIMPLE plan to another IRA without cost or penalty to the participant.

____________________________  ___________________________________
Name of designated financial  By:  Signature            Date
institution
____________________________  ___________________________________
Address                       Name and title

* This amount will be adjusted to reflect any annual cost-of-
living increases announced by the IRS.
_________________________________________________________________
Model Notification to Eligible Employees

I. Opportunity to Participate in the SIMPLE Plan
   You are eligible to make salary reduction contributions to the _________________ SIMPLE plan. This notice and the attached summary description provide you with information that you should consider before you decide whether to start, continue, or change your salary reduction agreement.

II. Employer Contribution Election
   For the ______ calendar year, the employer elects to contribute to your SIMPLE IRA (employer must select either
   (1), (2), or (3)):

  __ (1) A matching contribution equal to your salary reduction contributions up to a limit of 3% of your compensation for the year;

  __ (2) A matching contribution equal to your salary reduction contributions up to a limit of ___% (employer must insert a number from 1 to 3 and is subject to certain restrictions) of your compensation for the year; or

  __ (3) A nonelective contribution equal to 2% of your compensation for the year (limited to $160,000*) if you are an employee who makes at least $_____ (employer must insert an amount that is $5,000 or less) in compensation for the year.

III. Administrative Procedures
    If you decide to start or change your salary reduction agreement, you must complete the salary reduction agreement and return it to _______________ (employer should designate a place or individual) by ___________ (employer should insert a date that is not less than 60 days after notice is given.)
_________________________________________________________________
Model Salary Reduction Agreement

I. Salary Reduction Election
  Subject to the requirements of the SIMPLE plan of _________ (name of employer) I authorize _____% or $______ (which equals ____% of my current rate of pay) to be withheld from my pay for each pay period and contributed to my SIMPLE IRA as a salary reduction contribution.

II. Maximum Salary Reduction
   I understand that the total amount of my salary reduction contributions in any calendar year cannot exceed $6,000*.

III. Date Salary Reduction Begins
    I understand that my salary reduction contributions will start as soon as permitted under the SIMPLE plan and as soon as administratively feasible or, if later, _____________. (Fill in the date you want the salary reduction contributions to begin. The date must be after you sign this agreement.)

IV. Duration of Election
   This salary reduction agreement replaces any earlier agreement and will remain in effect as long as I remain an eligible employee under the SIMPLE plan or until I provide my employer with a request to end my salary reduction contributions or provide a new salary reduction agreement as permitted under this SIMPLE plan.

Signature of employee______________________________

Date                 ______________________________


* This amount will be adjusted to reflect any annual cost-of-
living increases announced by the IRS.
_________________________________________________________________

Purpose of Form

Form 5305-SIMPLE is a model Savings Incentive Match Plan for Employees of Small Employers (SIMPLE) plan document that an employer may use in combination with SIMPLE IRAs to establish a SIMPLE plan described in section 408(p). It is important that you keep this form for your records. DO NOT file this form with the IRS. For more information, see Pub. 560, Retirement Plans for the Self-Employed, and Pub.590, Individual Retirement Arrangements (IRAs).

Instruction for the Employer

Which Employers May Establish and Maintain a SIMPLE Plan?

You are eligible to establish and maintain a SIMPLE plan only if you meet both of the following requirements:
1. Last calendar year, you had no more than 100 employees (including self-employed individuals) who earned $5,000 or more in compensation from you during the year. If you have a SIMPLE plan but later exceed this 100-employee limit, you will be treated as meeting the limit for the two years following the calendar year in which you last satisfied the limit. If the failure to continue to satisfy the 100-employee limit is due to an acquisition or similar transaction involving your business, special rules apply. Consult your tax advisor to find out if you can still maintain the plan after the transaction.
2. You do not maintain during any part of the calendar year another qualified plan with respect to which contributions are made, or benefits are accrued, for service in the calendar year. For this purpose, a qualified plan (defined in section 219(g)(5)) includes a qualified pension plan, a profit-sharing plan, a stock bonus plan, a qualified annuity plan, a tax-sheltered annuity plan, and a simplified employee pension (SEP) plan.

Certain related employers (trades or businesses under common control) must be treated as a single employer for purposes of the SIMPLE requirements. These are: (1) a controlled group of corporations under section 414(b); (2) a partnership or sole proprietorship under common control under section 414(c); or (3) an affiliated service group under section 414(m). In addition, if you have leased employees required to be treated as your own employees under the rules of section 414(n), then you must count all such leased employees for the requirements listed above.

When to Use Form 5305-SIMPLE

A SIMPLE plan may be established by using this Model Form or any other document that satisfies the statutory requirements. Thus, you are not required to use Form 5305-SIMPLE to establish and maintain a SIMPLE plan. Further, do not use Form 5305-SIMPLE if:

1. You do not want to require that all SIMPLE plan contributions initially go to a financial institution designated by you. (e.g., you want to permit each of your eligible employees to choose a financial institution that will initially receive contributions.);
2. You want employees who are nonresident aliens receiving no earned income from you that constitutes income from sources within the United States to be eligible under this plan; or
3. You want to establish a SIMPLE 401(k) plan.

Completing Form 5305-SIMPLE

Pages 1 and 2 of Form 5305-SIMPLE contain the operative provisions of your SIMPLE plan. This SIMPLE plan is considered adopted when you have completed all appropriate boxes and blanks and it has been executed by you and the designated financial institution.

The SIMPLE plan is a legal document with important tax consequences for you and your employees. You may want to consult with your attorney or tax advisor before adopting this plan.

Employee Eligibility Requirements (Article I)

Each year for which this SIMPLE plan is effective, you must permit salary reduction contributions to be made by all of your employees who are reasonably expected to receive at least $5,000 in compensation from you during the year, and who received at least $5,000 in compensation from you in any 2 preceding years. However, you can expand the group of employees who are eligible to participate in the SIMPLE plan by completing the options provided in Article I, items 1a and 1b. To choose full eligibility, check the box in Article I, item 1a. Alternatively, to choose limited eligibility, check the box in Article I, 1b, and then insert $5,000 or a lower compensation amount (including zero) and 2 or a lower number of years of service in the blanks in (i) and (ii) of Article I, item 1b.

In addition, you can exclude from participation those employees covered under a collective bargaining agreement for which retirement benefits were the subject of good faith bargaining. You may do this by checking the box in Article I, item 2.

Salary Reduction Agreements (Article II)

As indicated in Article II, item 1, a salary reduction agreement permits an eligible employee to make a salary reduction election to have his or her compensation for each pay period reduced by a percentage (expressed as a percentage or dollar amount). The total amount of the reduction in the employee's compensation cannot exceed $6,000* for any calendar year.

Timing of Salary Reduction Elections

For a calendar year, an eligible employee may make or modify a salary reduction election during the 60-day period immediately preceding January 1 of that year. However, for the year in which the employee becomes eligible to make salary reduction contributions, the period during which the employee may make or modify the election is a 60-day period that includes either the date the employee becomes eligible or the day before.

You can extend the 60-day election periods to provide additional opportunities for eligible employees to make or modify salary reduction elections using the blank in Article II, item 2b. For example, you can provide that eligible employees may make new salary reduction elections or modify prior elections for any calendar quarter during the 30 days before that quarter.

You may use (but are not required to) the Model Salary Reduction
Agreement on page 3 to enable eligible employees to make or modify salary reduction elections.

Employees must be permitted to terminate their salary reduction elections at any time. They may resume salary reduction contributions if permitted under Article II, item 2b. However, by checking the box in Article II, item 2d, you may prohibit an employee who terminates a salary reduction election outside the normal election cycle from resuming salary reduction contributions during the remainder of the calendar year.

Contributions (Article III)

Only contributions described below may be made to this SIMPLE plan. No additional contributions may be made.

Salary Reduction Contributions

As indicated in Article III, item 1, salary reduction contributions consist of the amount by which the employee agrees to reduce his or her compensation. You must contribute the salary reduction contributions to the designated financial institution for the employee's SIMPLE IRA.

Other Contributions

Matching Contributions

In general, you must contribute a matching contribution to each eligible employee's SIMPLE IRA equal to the employee's salary reduction contributions. This matching contribution cannot exceed 3% of the employee's compensation. See Definition of Compensation, below.

You may reduce this 3% limit to a lower percentage, but not lower than 1%. You cannot lower the 3% limit for more than 2 calendar years out of the 5-year period ending with the calendar year the reduction if effective.

Note: If any year in the 5-year period described above is a year before you first established any SIMPLE plan, you will be treated as making a 3% matching contribution for that year for purposes of determining when you may reduce the employer matching contribution.

In order to elect this option, you must notify the employees of the reduced limit within a reasonable period of time before the applicable 60-day election periods for the year. See Timing of Salary Reduction Elections above.

Nonelective contributions.-Instead of making a matching contribution, you may, for any year, make a nonelective contribution equal to 2% of compensation for each eligible employee who has at least $5,000 in compensation for the year.
Nonelective contributions may not be based on more than $160,000* of compensation.

In order to elect to make nonelective contributions, you must notify employees within a reasonable period of time before the applicable 60-day election periods for such year. See Timing of Salary Reduction Elections above.

Note: Insert $5,000 in Article III, item 2b(i) to impose the
$5,000 compensation requirement. You may expand the group of employees who are eligible for nonelective contributions by inserting a compensation amount lower than $5,000.

Effective Date (Article VII)

Insert in Article VII, the date you want the provisions of the SIMPLE plan to become effective. You must insert January 1 of the applicable year unless this is the first year for which you are adopting any SIMPLE plan. If this is the first year for which you are adopting a SIMPLE plan, you may insert any date between January 1 and October 1, inclusive of the applicable year. Do not insert any date before January 1, 1997.

Other Important Information About Your SIMPLE Plan

Timing of Salary Reduction Contributions

Under the Internal Revenue Code, for all SIMPLE plans, the employer must make the salary reduction contributions to the designated financial institution for the SIMPLE IRAs of all eligible employees no later than the 30th day of the month following the month in which the amounts would otherwise have been payable to the employee in cash. The Department of Labor has indicated that most SIMPLE plans are also subject to title I of the Employee Retirement Income Security Act of 1974 (ERISA). The Department of Labor has informed the IRS that, as a matter of enforcement policy, for these plans, salary reduction contributions must be made to the SIMPLE IRA at the designated financial institution as of the earliest date on which those contributions can reasonably be segregated from the employer's general assets, but in no event later than the 30-day deadline described above.

Definition of Compensation

"Compensation" means the amount described in section 6051(a)(3) (wages, tips, and other compensation from the employer subject to federal income tax withholding under section 3401(a)). Usually, this is the amount shown in box 1 of Form W-2, Wage and Tax Statement. For further information, see Pub. 15 (Circular E) , Employer's Tax Guide. Compensation also includes the salary reduction contributions made under this plan, and, if applicable, compensation deferred under a section 457 plan. In determining an employee's compensation for prior years, the employee's elective deferrals under a section 401(k) plan, a SARSEP, or a section 403(b) annuity contract are also compensation.

For self-employed individuals, compensation means the net earnings from self-employment determined under section 1402(a) prior to subtracting any contributions made pursuant to this SIMPLE plan on behalf of the individual.

Employee Notification

You must notify eligible employees prior to the employees' 60-day election period described above that they can make or change salary reduction elections. In this notification, you must indicate whether you will provide:
1. A matching contribution equal to your employees' salary reduction contributions up to a limit of 3% of the compensation;
2. a matching contribution equal to your employees' salary reduction contributions subject to a percentage limit that is between 1 and 3% of their compensation; or
3. A nonelective contribution equal to 2% of your employees' compensation.

You can use the Model Notification to Eligible Employees or page 3 to satisfy these employee notification requirements for this SIMPLE plan. A Summary Description must also be provided to eligible employees at this time. This summary description requirement may be satisfied by providing a completed copy of pages 1 and 2 of Form 5305-SIMPLE (including the Article IV Procedures for Withdrawals and transfers from the SIMPLE IRAs established under this SIMPLE plan).

If you fail to provide the employee notification (including the summary description) described above, you will be liable for a penalty of $50 per day until the notification is provided. If you can show that the failure was due to reasonable cause, the penalty will not be imposed.

Reporting Requirements

You are not required to file any annual information returns for your SIMPLE plan, such as Forms 5500, 5500-C/R, or 5500-EZ. However, you must report to the IRS which eligible employees are active participants in the SIMPLE plan and the amount of your employees' salary reduction contributions to the SIMPLE plan on Form W-2. These contributions are subject to social security, medicare, railroad retirement, and federal unemployment tax.

Deducting Contributions

Contributions to this SIMPLE plan are deductible in you tax year containing the end of the calendar year for which the contributions are made.

Contributions will be treated as made for a particular tax year if they are made for that year and are made by the due date
(including extensions) of your income tax return for that year.

Choosing the Designated Financial Institution

As indicated in Article V, item 4, a designated financial institution is a trustee, custodian or insurance company (that issues annuity contracts) for the SIMPLE plan that would receive all contributions made pursuant to the SIMPLE plan and deposit the contributions to the SIMPLE IRA of each eligible employee.

Only certain financial institutions, such as banks, savings & loan associations, insured credit unions, insurance companies (that issue annuity contracts), or IRS-approved non bank trustees may serve as a designated financial institution under a SIMPLE plan.

You are not required to choose a designated financial institution for your SIMPLE plan. However, if you do not want to choose a designated financial institution, you cannot use this form (See
When to Use Form 5305-SIMPLE on page 4).

Instructions for the Designated Financial Institution

Completing Form 5306-SIMPLE

by completing Article VII, you have agreed to be the designated financial institution for the SIMPLE plan. You agree to maintain IRAs on behalf of all individuals receiving contributions under the plan and to receive all contributions made pursuant to this plan and to deposit those contributions to the SIMPLE IRAs of each eligible employee as soon as practicable. You also agree that upon the request of a participant, you will transfer the participant's balance in a SIMPLE IRA to another IRA without cost or penalty to the participant.

Summary Description

Each year the SIMPLE plan is in effect, you must provide the employer the information described in section 408(I)(2)(B). This requirement may be satisfied by providing the employer a current copy of Form 5305-SIMPLE (including instructions) together with your procedures for withdrawals and transfers from the SIMPLE IRAs established under this SIMPLE plan. The summary description must be received by the employer in sufficient time to comply with the Employee Notification requirements on page 5.

If you fail to provide the summary description described above, you will be liable for a penalty of $50 per day until the notification is provided. If you can show that the failure was due to reasonable cause, the penalty will not be imposed.